..
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                            TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



         Date of report (Date of earliest event reported):    March 19, 2002
(December 18, 2001)                                           --------------
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                               CirTran Corporation
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             (Exact Name of Registrant as Specified in Its Charter)

                                     Nevada
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                 (State of Other Jurisdiction of Incorporation)


               0-26059                                  68-0121636
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        (Commission File Number)               (IRS Employer Identification No.)


 4125 South 6000 West, West Valley City, Utah             84128
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  (Address of Principal Executive Offices)              (Zip Code)


                                  801.963.5112
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              (Registrant's Telephone Number, Including Area Code)



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          (Former Name or Former Address, if Changed Since Last Report)

Item 5.  Other Events

         Settlement with Sunborne XII, LLC

We (as successor to Circuit Technology, Inc.) were a defendant in an action in El Paso County, Colorado District Court, brought by Sunborne XII, LLC, a Colorado limited liability company ("Sunborne"), for alleged breach of a sublease agreement involving facilities located in Colorado. Our liability in this action was originally estimated to range up to $2.5 million, and we subsequently filed a counter suit in the same court against Sunborne in an amount exceeding $500,000 for missing equipment.

Effective  January  18,  2002,  we  entered  into a  settlement  agreement  (the
"Settlement Agreement") with Sunborne with respect to the above-described litigation. The Settlement Agreement required us to pay Sunborne the sum of $250,000. Of this amount, $25,000 was paid upon execution of the Settlement Agreement, and the balance, together with interest at 8% per annum, is payable by August 18, 2002. As security for payment of the balance, we executed and delivered to Sunborne a Confession of Judgment and also issued to Sunborne 3,000,000 shares of our common stock, which are currently held in escrow (the "Escrowed Shares"). If seventy-five percent (75%) of the balance has not been paid by May 18, 2002, we have agreed to prepare and file with the Securities & Exchange Commission, at our expense, a registration statement with respect to the Escrowed Shares. If, by August 18, 2002, any portion of the balance remains outstanding and a registration statement with respect to the Escrowed Shares has not been declared effective, Sunborne is entitled to file the Confession of Judgment and proceed with execution thereon.

Pursuant to the terms of the Settlement Agreement, Sunborne conditionally assigned to us any rights it may have in a claim against our sublessee of Sunborne's premises and agreed to apportion 75% of any net settlement or collection proceeds from this claim to us. If, by August 18, 2002, a registration statement with respect to the Escrow Shares has not been declared effective, or if we have abandoned or failed to diligently pursue the claim against the sub-lessee, this conditional assignment shall expire and all rights to the claim will revert back to Sunborne.

         Private Placement; Settlement of Debt

Effective January 14, 2002, we entered into four substantially identical agreements with existing shareholders pursuant to which we issued an aggregate of 43,321,186 shares of restricted common stock at a price of $0.075 per share for $500,000 in cash and the cancellation of $2,749,090 principal amount of our debt.

Two of these agreements were with principal shareholders: Saliba Private Annuity Trust and Iehab J. Hawatmeh. Pursuant to the Saliba agreement, the Trust was issued an additional 21,989,900 shares of common stock in exchange for $400,000 cash and the cancellation of $1,129,243 of debt. As a result of this transaction, the percentage of our common stock owned by the Saliba Private Annuity Trust increased from approximately 6.4% to approximately 15.4%. Pursuant to the agreement with Iehab Hawatmeh, our president and one of our directors, Mr. Hawatmeh was issued 15,333,333 shares of common stock in exchange for the cancellation of $1,150,000 in debt. As a result of this transaction, the percentage of our common stock owned by Mr. Hawatmeh increased from 19.9% to approximately 22.10%.

         Criminal Proceedings Against Iehab Hawatmeh and Shaher Hawatmeh

Two of our directors and officers, Iehab Hawatmeh and Shaher Hawatmeh, were subject to a criminal proceeding in Third District Court in Salt Lake City, Utah (Case No. 991920656FS) that is unrelated to our business and operations. Messrs. Hawatmeh, along with their parents, were charged with assault and the aggravated kidnapping of their sister and daughter, Muna Hawatmeh, in October 1999 (the "Offenses"). Effective December 18, 2001, Iehab and Shaher Hawatmeh entered into Diversion Agreements with the State of Utah with respect to these proceedings. These agreements provide that the prosecution of the Offenses be deferred for a period not to exceed two years and, upon satisfactory completion of the terms of the diversion agreements by the Hawatmehs, the State of Utah will conduct no further prosecution relating to the Offenses. The terms of the Agreements provided that the Hawatmehs must have no contact with their sister and must not commit any criminal offenses (excluding minor traffic offenses). If the Hawatmehs violate these terms of the Agreements, the Diversion Agreements may be revoked or modified, and, if revoked, the Hawatmehs will once again be subject to prosecution for the Offenses.


Item 7.  Financial Statements and Exhibits.

         (a)      Financial Statements.  Not Applicable.
                  --------------------

         (b)      Pro Forma Financial Information.  Not Applicable.
                  -------------------------------

         (c)      Exhibits.
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                  10.1      Settlement  Agreement  dated  January 18, 2002 among
                            Sunborne XII, LLC et al and CirTran Corporation et al.

                  10.2 Subscription Agreement between CirTran Corporation and Thomas L. Saliba & Betty R. Saliba, Trustees, Saliba Living Trust

                  10.3 Subscription Agreement between CirTran Corporation and Saliba Private Annuity Trust

                  10.4 Subscription Agreement between CirTran Corporation and Rajai Hawatmeh

                  10.5 Subscription Agreement between CirTran Corporation and Iehab J. Hawatmeh






                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      CirTran Corporation


Date: March 19, 2002                  By: /s/  Iehab J. Hawatmeh
      -----------------------            ---------------------------------------
                                              Iehab J. Hawatmeh, President